                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP

LEP POSTS RECORD $80 MILLION EBITDA FOR THE FINAL QUARTER OF 2004

TORONTO, ONTARIO, MARCH 3, 2005. Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) today released the following report on the fourth quarter ended December 31, 2004.

HIGHLIGHTS

     -    Record annual EBITDA(1) of $185 million

     -    Record quarterly EBITDA(1) of $80 million

     - Quarterly net cash from operating activities after capital expenditures (1) of $56 million

     -    Record quarterly production of 9.9 million tonnes

     -    Approval of Coal Valley mine expansion to 4.0 million tonnes per year

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of LEP and its wholly owned subsidiary LCL for the quarter ended December 31, 2004 should be read in conjunction with the consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the annual audited consolidated financial statements and related notes contained in LEP's Form 20-F filed June 30, 2004, with the United States Securities and Exchange Commission (SEC). The quarterly information provided herein is unaudited. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

As a result of the transfer of metallurgical assets formerly owned by LEP to the Fording Canadian Coal Trust (FCCT) in the first quarter of 2003, and the acquisition of the thermal coal assets from a subsidiary of Sherritt Coal Partnership II (SCPII) in the fourth quarter of 2003, certain information in the financial statements for prior periods has been reclassified to conform to the presentation format adopted for 2004. Results for the metallurgical assets have been disclosed as discontinued operations. The revised presentation is representative of our ongoing operations.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

LEP's record $79.9 million EBITDA(1) for the fourth quarter benefited from the redemption of the remaining promissory note which resulted in a $39.4 million gain reported in other income. EBITDA(1) excluding the gain on the promissory note would have been a record $40.5 million for the quarter. EBITDA(1) for the final quarter of 2003 was $25.0 million. Operating margin(1) for the fourth quarter of 2004 was a record $40.0 million. Margins(1) at the mine mouth operations were $3.5 million higher than the same period last year as a result of increased shipments. During the fourth quarter of 2004 $12.5 million of operating margin(1) was generated from the thermal assets acquired in October 2003. Operating margin(1) from export thermal coal sales was $2.6 million higher in the fourth quarter compared to the same quarter last year. 2004 fourth quarter other income was $52.0 million higher than the fourth quarter of 2003 due primarily to the redemption of the promissory note combined with higher gains on the settlement of asset retirement obligations in 2004.

LEP recorded 2004 fourth quarter net earnings of $44.9 million compared to net earnings of $6.8 million during the last three months of 2003 as the increased EBITDA(1) was partially offset by higher depreciation of $4.1 million and a

(1) Operating margin (loss), EBITDA and net cash from operating activities after capital expenditures do not have any standardized meaning prescribed by Canadian generally accepted accounting principles and are therefore unlikely to be comparable with similar measures presented by other issuers. Operating margin (loss) is defined as revenue less cost of sales. Operating margin (loss) has been used to measure performance of the mines. EBITDA is defined as revenue less cost of sales, selling, general and administrative costs, plus other income. EBITDA has been disclosed in order to provide an indication of revenue less cash operating expenses. Net cash from operating activities after capital expenditures has been disclosed in order to provide an indication of cash generated by operating activities less capital expenditures.

$9.2 million non-cash future income tax expense. Fourth quarter results in 2003 included non-cash, pre-tax inventory and other write-downs of $3.2 million.

Net earnings for the year ended December 31, 2004 were $68.0 million compared to net earnings of $114.0 million for the same period last year. Net earnings in 2004 included $54.8 million of operating margin(1) from the thermal coal assets acquired in October 2003 and a $24.4 million foreign currency translation gain on our USD $275 million 9.75% senior notes. Depreciation and amortization was $17.0 million higher than 2003 as a result of acquiring the thermal coal assets. Net earnings for the year ended December 31, 2003 included a $21.4 million gain on the redemption of a promissory note, a $79.0 million non-cash, pre-tax foreign currency translation gain on our USD $275 million 9.75% senior notes, a recovery of future income taxes of $61.2 million primarily attributable to substantially-enacted federal income tax rate changes for resource companies and a one-time $10.0 million pre-tax severance provision related to our efforts to enhance our thermal coal business

The following is a summary of LEP's consolidated financial results:

                                                    THREE MONTHS ENDED        YEAR ENDED
                                                       DECEMBER 31,          DECEMBER 31,
                                                   -------------------   -------------------
                                                     2004       2003       2004       2003
                                                   --------   --------   --------   --------
(in thousands of Canadian dollars)

Revenue                                            $130,854   $113,937   $500,803   $376,060
Cost of sales                                        90,877     78,921    350,355    268,925
                                                   --------   --------   --------   --------
OPERATING MARGIN (1)                                 39,977     35,016    150,448    107,135
Selling, general and administrative expenses          5,107      3,067     18,133     24,262
Other (income) expense                              (45,048)     6,907    (52,732)   (21,096)
                                                   --------   --------   --------   --------
EBITDA (1)                                           79,918     25,042    185,047    103,969
Depreciation and amortization                        31,731     27,591    113,109     96,361
Asset retirement obligations accretion                1,439      1,721      7,104      6,888
Interest expense                                     10,772     11,332     45,337     46,488
Foreign currency translation gain                   (16,382)   (16,337)   (23,643)   (79,433)
                                                   --------   --------   --------   --------
Earnings from continuing operations before taxes   $ 52,358   $    735   $ 43,140   $ 33,665
                                                   --------   --------   --------   --------

                                                   --------   --------   --------   --------
NET EARNINGS                                       $ 44,909   $  6,788   $ 68,008   $114,020
                                                   ========   ========   ========   ========

                                          THREE MONTHS ENDED       YEAR ENDED
                                             DECEMBER 31,         DECEMBER 31,
                                          ------------------   -----------------
                                              2004    2003       2004     2003
                                             -----   -----      ------   ------
COAL SHIPMENTS (in thousands of tonnes)
Mine-mouth                                   5,217   4,895      20,715   16,897
Contract mining                              3,669   3,031      14,544    3,031
Other thermal                                1,032     840       3,271    3,828
                                             -----   -----      ------   ------
                                             9,918   8,766      38,530   23,756
                                             =====   =====      ======   ======

We shipped a record 9.9 million tonnes during the quarter compared with 8.8 million tonnes in the same quarter last year primarily due to the acquisition of the thermal coal assets on October 17, 2003. The Highvale and Whitewood mines are classified as contract mines and the Genesee mine is classified as a mine-mouth mine. Shipments from our other thermal coal operations increased by
0.2 million tonnes compared to the same quarter last year.

                                                            THREE MONTHS ENDED       YEAR ENDED
                                                                DECEMBER 31         DECEMBER 31
                                                            ------------------   -----------------
                                                              2004      2003       2004      2003
                                                             ------   -------    -------   -------
(in Canadian dollars per tonne except for capital
expenditures, which are in thousands of Canadian dollars)

Realized price                                               $13.19   $ 13.00    $ 13.00   $ 15.83
Cost of sales                                                  9.16      9.00       9.09     11.32
                                                             ------   -------    -------   -------
Operating margin(1)                                          $ 4.03   $  4.00    $  3.91   $  4.51

Capital expenditures from continuing operations              $8,113   $12,545    $16,310   $24,679

For the fourth quarter of 2004, the average realized price for coal sales was higher than the prior year period due to higher export thermal shipments and the inclusion of royalty revenue from the new thermal coal assets in 2004. For the year ended December 31, 2004, the average realized price for coal sales was lower than the prior year due to the inclusion for a full year of lower priced contract mining revenue from the Highvale and Whitewood mines. This was partially offset by higher export thermal shipments and the inclusion of royalty revenue from the new thermal coal assets for a full year in 2004.

For the fourth quarter, the average cost of sales per tonne increased due to higher shipments and higher unit production costs at the export thermal coal operations. Average cost of sales per tonne for the year ended December 31, 2004 was lower than the prior year period because of the inclusion of lower-cost contract mining in the sales from the Highvale and Whitewood mines, which was partially offset by higher shipments and higher unit production costs at the export thermal coal operations.

Average operating margin(1) per tonne was higher during the fourth quarter of 2004 than the prior year period due to higher export thermal shipments. Average operating margin(1) per tonne was lower in 2004 than in 2003 as lower margin contract mining sales have been included in margins since the acquisition of the mining contract for the Highvale and Whitewood mines. This was partially offset by the inclusion of royalty revenue from the acquisition of the thermal coal assets.

Capital expenditures of $8.1 million during the fourth quarter 2004 were directed towards sustaining capital. Fourth quarter 2003, capital expenditures of $12.5 million included spending on the new system implementation and on the Char plant expansion.

As part of a plan to reduce maintenance costs and increase equipment utilization, we signed a long-term mine support equipment agreement with Finning (Canada), a division of Finning International Inc. and Kramer Ltd, which involves the leasing of equipment. During the fourth quarter we entered into capital leases for new equipment totaling $9.3 million.. These were reported as additions to capital assets and long-term debt. We also entered into $2.2 million of operating leases for mine support equipment during the quarter.

OUTLOOK

We are the largest coal producer in Canada, operating mines that produce most of Canada's domestic thermal coal. We own eight surface mines, including one mine in which we have a 50% ownership interest, and we operate two surface mines under a mining contract with an electric utility. Together, the mines that we operate produce approximately 38.5 million tonnes of coal, making us one of the largest coal producers in North America.

A significant portion of our operating margin(1) from continuing operations is derived from thermal coal sales to domestic customers, principally under long-term contracts to mine-mouth power generators in western Canada, and royalty income derived from coal and potash mining operations in Alberta and Saskatchewan. The remaining operating margin(1) is derived from export sales, contract mining at the Highvale and Whitewood mines, sales of coal to Canadian utilities delivered by rail, and sales of thermal coal and char to industrial customers.

Thermal coal production, a record 38.5 million tonnes in 2004, is expected to increase to 40 million tonnes in 2005 as a result of expansions at the Coal Valley and Genesee mines. The 450 megawatts of new capacity at the Genesee power plant, which is being commissioned in early 2005, will require approximately 1.2 million additional tonnes of coal in 2005. During the fourth quarter, we approved the expansion of the Coal Valley mine to 4.0 million tonnes per year, doubling its thermal coal production capacity. The mine is scheduled to be at full capacity by the second quarter of 2006. The $75.3 million project involves doubling the coal wash plant capacity and adding additional mining equipment. The expansion at Coal Valley is expected to produce an additional 1.0 million tonnes in 2005 and a further 1.0 million tonnes in 2006.

Our program to implement world best mining practices, which is designed to exploit the similarities of each of our mining operations and enhance overall efficiencies, is expected to result in reduced operating costs, enhanced productivity and increased profitability and cash flow in 2005 and subsequent years.

Capital expenditures are expected to be approximately $47.9 million in 2005. In addition, equipment worth approximately $25.2 million is expected to be acquired through capital leases. We also expect to acquire approximately $31.6 million in assets under operating leases.

As part of the thermal asset acquisition in 2003, we acquired the mineral rights near Bow City, Alberta along with engineering and environmental studies. We are moving the project forward towards regulatory approval. In order to facilitate the potential submission of an application to provincial regulatory authorities in the spring of 2006, forecast spending in 2005 and 2006 is expected to be approximately $7.0 million. The field work is progressing and is expected to be completed in 2005.

We have embarked on an applied research project to develop the process technology required to beneficiate and gasify our coal. Alberta Energy Research Institute is providing a portion of the funding for the project.

Cash flow from operations is expected to be sufficient to meet our existing and ongoing contractual obligations and commitments.

REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

LEP recorded interest expense of $10.8 million for the fourth quarter compared to $11.3 million in 2003. Interest expense for the year ended December 31, 2004 was $45.3 million, $1.2 million lower than the same period last year as a result of the retirement of a promissory note during the second quarter of 2003 and lower interest on the senior notes due to the strengthening Canadian dollar. This was largely offset by higher interest expense and financing fees on reclamation securities and lower interest income earned on investments.

During the fourth quarter, we reported a foreign currency translation gain of $16.4 million as a result of the strengthening Canadian dollar compared to a gain of $16.3 million in the fourth quarter last year. For the year ended December 31, 2004, we reported a foreign currency translation gain of $23.6 million compared to $79.4 million for the same period last year. Foreign currency translation gains and losses are primarily non-cash and primarily relate to our US$275 million 9.75% senior notes.

During the fourth quarter, we recorded a tax expense of $10.9 million on earnings from continuing operations before tax of $52.4 million as compared with a tax recovery of $6.1 million on earnings from continuing operations before tax of $0.7 million during the same quarter last year. An income tax recovery of $19.4 million on earnings from continuing operations before tax of $43.1 million was recorded for the year ended December 31, 2004. We recorded an income tax recovery of $61.2 million on earnings from continuing operations of $33.7 million last year as a result of a substantially-enacted federal income tax rate change for resource companies. Tax expenses and recoveries are primarily non-cash.

LIQUIDITY AND CAPITAL RESOURCES

LEP's operating activities generated net cash, including changes in non-cash working capital, of $64.1 million during the fourth quarter compared with $11.6 million for the same period last year. LEP generated higher cash from operating activities due to the acquisition of the thermal coal assets and the settlement of the remaining promissory note. Under the terms of the related coal supply agreement, the excess of the promissory note's principal amount over the sinking fund was recoverable from a Saskatchewan Crown Corporation and was included in other income in 2004. Cash generated from non-cash working capital was $7.2 million in the fourth quarter compared to $2.1 million in the same period last year.

Accounts receivable decreased by $9.9 million to $52.2 million due to timing of cash receipts. Inventory decreased by $3.8 million to $40.0 million since December 31, 2003. Higher shipments at the Boundary Dam mine during 2004 resulted in a drawdown of inventory.

Cash distributions of $15.0 million were made to the partners during the fourth quarter. There were no distributions made to partners in the same quarter last year. Cash distributions of $65.0 million were made during the year ended December 31, 2004 as compared with $27.0 million last year.

Long-term debt, including the current portion, was $362.9 million on December 31, 2004, a decrease of $49.4 million since December 31, 2003 due to the redemption of the promissory note and the impact of the strengthening Canadian dollar on the US dollar denominated senior notes. This was partially offset by the introduction of new capital leases related to the mine support equipment agreement.

PERSONNEL CHANGES

We have announced the appointment of Patrice Merrin Best as President and CEO of LEP, succeeding Dennis Maschmeyer who, having reached normal retirement age, stepped down. Ms. Merrin Best was appointed Executive Vice-President of LCL in March 2004 and prior to that served as Executive Vice-President and Chief Operating Officer of Sherritt.

We have also made changes to LEP's Management Committee. Jowdat Waheed, President and Chief Executive Officer of Sherritt, previously LEP's Senior Vice President and Chief Financial Officer, becomes its Chairman. Brian J. Gibson, Senior Vice-President, Public Equities, Ontario Teachers' Pension Plan Board, continues his membership, joined by Samuel W. Ingram, Senior Vice-President , General Counsel and Corporate Secretary of Sherritt and Guy I. Bentinck, Senior Vice-President, Finance and Chief Financial Officer of Sherritt. Howard Ratti, Senior Vice-President of LCL and Garnet Clark, Vice-President, Finance and Chief Financial Officer of LCL will also assume the same positions at LEP.

SUPPLEMENTARY DISCLOSURES

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements requires us to estimate the effect of various matters that are inherently uncertain as of the date of the interim financial statements. Each of these required estimates varies in regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in note 2 of the notes to the consolidated financial statements and the annual audited consolidated financial statements. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

Capital assets

Capital assets comprise the largest component of our assets and as such the capitalization of costs, the determination of estimated recoverable amounts and the amortization of these costs have a significant effect on our financial statements. Proven and probable reserves are determined based on internal evaluations by qualified persons. The estimate of these reserves may change based on additional knowledge gained subsequent to the initial assessment. This may include results from the reconciliation of actual production data against the original reserve estimates, or the impact of economic factors such as changes in the price of coal or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of amortization of the related assets or could result in impairment of the assets resulting in a write down.

Other assets

Deferred financing costs are expenditures incurred to arrange credit facilities. These costs are deferred and amortized on a straight-line basis over the period to maturity of the related debt.

Deferred project development costs include costs that are necessary in the development of a potential acquisition or construction project. The appropriateness of the carrying value of these costs is evaluated each reporting period, and any unrecoverable amounts of capitalized costs for projects no longer likely to occur are charged to expense in the current period.

Other assets also include investments and other assets which include real estate properties, prepaid royalties and amounts recoverable from domestic customers in future years.

Accounts receivable

Eight of our mines derive substantially all of their revenue from single customers or groups of affiliated customers. The loss of one or more of these customers could potentially result in the closure of the respective mine, the loss of the mining contract or, in some cases, the sale of the mine to the customer.

Management reviews the collectibility of accounts receivable on a regular basis and records an allowance for doubtful accounts if necessary. No allowance for doubtful accounts has been recorded at the end of the fourth quarter and no losses have been experienced throughout the year. Significant deterioration in the status of any one of our major customers could materially change this estimate.

Inventories

Coal inventories are valued at the lower of average production cost or net realizable value. Net realizable value is based on trends in coal prices at the end of the period.

Mine supplies are recorded at the lower of average cost or replacement cost.

Asset impairment

We evaluate long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. A long-lived asset is considered to be impaired if the total undiscounted estimated future cash flows are less than the carrying value of the asset. The amount of the impairment is determined based on discounted estimated future cash flows. Future cash flows are determined based on management's estimates of future results relating to the long-lived assets. These estimates include various assumptions, which are updated on a regular basis as part of the internal planning process.

We regularly review our investments to determine whether a permanent decline in the fair value below the carrying value has occurred. In determining whether a permanent decline has occurred, management considers a number of factors that would be indicative of a permanent decline including (i) a prolonged decrease in the fair value below the carrying value, (ii) severe or continued losses in the investment and (iii) various other factors such as liquidity which may be indicative of a decline in value of the investment. The consideration of these factors requires management to make assumptions and estimates about future financial results of the investment. These assumptions and estimates are updated by management on a regular basis.

Asset retirement obligations

We have estimated asset retirement obligations, which we believe will meet current regulatory requirements. The future obligations are estimated by us using closure plans and other similar studies which outline the requirements that will be carried out to meet the obligations. Because the obligations are dependent on the laws and regulations of Canada and its provinces, the requirements could change resulting from amendments in the laws and regulations. Because the estimate of obligations is based on future expectations, a number of assumptions and judgments are made by management in the determination of these provisions.

Income taxes

The determination of our ability to utilize tax loss carry forwards to offset future income taxes payable requires management to exercise judgment and make certain assumptions about the future performance of LEP. Changes in economic conditions and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

Post-retirement benefits

The determination of the cost and obligations associated with employee future benefits requires the use of various assumptions. We must select assumptions such as the expected return on assets available to fund pension obligations, the discount rate to measure obligations, the projected age of employees upon retirement, and the expected rate of future compensation. These assumptions are re-evaluated each year, and variations between actual results and the results based on the assumptions for any period will affect reported amounts in future periods. We retain independent actuarial experts to prepare the calculations and to advise on the selection of assumptions.

CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

During 2004, we have adopted several new accounting pronouncements from the Canadian Institute of Chartered Accountants ("CICA"). The highlights of the impact on the financial statements of the new pronouncements are as follows.

Interim Financial Statements

Effective June 30, 2004, the CICA revised Section 1751, Interim Financial Statements, which requires disclosure in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. The new disclosures are provided in note 10 of the notes to the consolidated financial statements.

Asset Retirement Obligations

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which came into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

As required by the CICA, this policy was implemented by us on January 1, 2004, on a retroactive basis. The impact of the adoption of this accounting policy on prior year amounts is disclosed in note 2 of the notes to the consolidated financial statements.

Change in Estimated Useful Lives

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, we undertook a comprehensive review of the estimated useful lives of capital assets. This review has been finalized and resulted in depreciation and amortization of capital assets being reduced by $2.7 million in this quarter and $10.6 million for the 2004 calendar year.

Revenue Recognition

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue

Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on the financial statements.

Generally Accepted Accounting Principles

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with generally accepted accounting principles ("GAAP") and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

General Standards of Financial Statement Presentation

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand our financial statements. This standard is reflected in the consolidated financial statements and there are no material differences as a result of the implementation.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents a summary of our long-term debt and other commitments including payment due date for each of the next five fiscal years and thereafter:

                                                      LESS THAN 1                                 MORE THAN 5
                                              TOTAL       YEAR      2 TO 3 YEARS   4 TO 5 YEARS      YEARS
                                             ------   -----------   ------------   ------------   -----------
                                                             (IN MILLIONS OF CANADIAN DOLLARS)
Long-term debt (excluding capital lease,
   pension, and other obligations)           $556.8      $32.3         $ 64.5         $ 64.5         $395.5
Obligations under capital leases               32.4        8.1           13.7           10.6             --
Operating leases                               19.3        4.6            8.6            6.1             --
Pension funding                                13.7        2.5            5.4            5.8             --
Asset retirement obligations (undiscounted
   cash flow)                                 148.0       13.4           13.9           19.3          101.4
Pension deficit obligation                      3.1        1.0            2.1             --             --
                                             ------      -----         ------         ------         ------
                                             $773.3      $61.9         $108.2         $106.3         $496.9
                                             ======      =====         ======         ======         ======

Long-term Debt

Long-term debt includes US$275 million of unsecured senior notes issued by LCL on October 10, 2001, bearing interest at 9.75% per annum, payable on October 15, 2011.

Payment obligations are not discounted and include related interest.

Obligations under Capital Lease

Obligations under capital leases on specific mining equipment bear interest at rates ranging from 4.6% to 6.6%. These capital leases mature between 2005 and 2009 and are repayable by blended monthly payments of principal and interest.

Payment obligations are not discounted and include related interest.

Other Leases

We have long-term operating leases for office space, vehicles and equipment.

Pension Funding

Pension funding amounts represent our anticipated contributions to defined benefit pension plans over the next 5 years. The net expense relating to our obligations for pensions and post-retirement benefits was $1.5 million for the fourth quarter ended December 31, 2004. For the full year, the net expense was $6.0 million.

Asset Retirement Obligations

Asset retirement obligations payments have not been discounted.

Pension Deficit Obligation

The pension deficit obligation relates primarily to obligations under the Line Creek defined benefit pension plans, which were under funded at the date of sale from LCL to Fording Canadian Coal Trust. Following the completion of an actuarial valuation, the total obligation was determined to be $5.2 million. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two installments of $1.0 million were paid during the second quarter after the finalization of the actuarial valuation.

Payment obligations are not discounted and include related interest.

OFF BALANCE SHEET ARRANGEMENTS

Financial Instruments

As at December 31, 2003 and December 31, 2004 there were no outstanding foreign exchange or commodity options, futures or forward contracts. We have the ability to address our price-related exposures through the limited use of options, futures and forward contracts, but generally do not enter into such arrangements.

As at December 31, 2004, we had no fixed price commodity purchase arrangements outstanding.

Most sales to the export market are transacted in US dollars and therefore are sensitive to foreign exchange exposure when commitments to deliver coal are quoted in a foreign currency. Derivative financial instruments are not used to reduce LEP's exposure to fluctuations in foreign exchange rates.

Guarantees

During 2003, we adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts are disclosed within the notes to the annual consolidated financial statements.

In connection with a borrowing facility, we have provided an indemnity in respect of transactions related to the extension of credit and environmental indemnities in respect of our properties to the lender. The indemnities extend for an unlimited period of time and the maximum potential liability cannot be determined at this time. No amounts have been accrued with respect to these indemnities.

As a result of the Manalta Coal acquisition in 1998, Luscar assumed an indemnity agreement for a subsidiary of Manalta called Chinook Coals that was the grantor of an indemnity agreement on a land sale to Sarcee Holdings. The agreement stipulates that Chinook Coals will assume any responsibility or liability for the mine shaft and mine site that is underneath the land that was sold; as well as indemnifying Sarcee Holdings for any current or future claims that could arise - effectively the buyer is fully released from any responsibility therefore. This agreement is valid and enforceable until 2086. No amounts have been accrued with respect to these indemnities.

An environmental indemnity was included as part of the asset sales agreement, when we sold the Specialty Products division in September 2003. We, as the vendor, have indemnified the purchaser of and from any and all damages, losses, obligations and liabilities which may be suffered or incurred as a result of any environmental contamination or condition that existed prior to the Closing date of the sale. This indemnity exists regardless of whether the condition is known to the parties at the time of agreement or not. An environmental site assessment was completed prior to the sale in order to provide a base line of environmental conditions in order to provide some clarity and support for the indemnity. No amounts have been accrued with respect to these indemnities.

RELATED PARTY TRANSACTIONS

LEP and Sherritt International Corporation ("Sherritt") are parties to an administration agreement under which we appointed Sherritt to be our exclusive manager for a period ending December 31, 2011, unless terminated earlier. The administration agreement delegates to Sherritt responsibility over our day-to-day administration, except that such delegation will not reduce or derogate from the authority of the management committee of LEP. Sherritt must be specifically authorized by us to enter into any agreements or arrangements purporting to bind us. We pay Sherritt an administration fee equal to Sherritt's reasonable direct costs and expenses plus 10%. We may terminate the agreement on six months notice to Sherritt, or 30 days notice in the event of a default, breach, misrepresentation or liquidation by Sherritt.

The total value of goods and services expensed under the administration agreement in the fourth quarter of 2004 amounted to $0.2 million. Amounts owing to Sherritt at December 31, 2004 total $0.4 million.

CONTROLS AND PROCEDURES

Each of LEP and LCL has evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the chief executive officer and chief financial officer, of each entity. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at December 31, 2004.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to LEP's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to production and sales volumes, the commissioning of the Genesee power plant, our restructuring and rationalization program, operating costs, productivity, profitability, depreciation and amortization, capital expenditures, coal markets, demand and pricing, effective tax rates, the Bow City power project, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward-looking statements because of various factors including (i) the risk factors set forth in our 2003 annual report Form 20-F filed June 30, 2004 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) our initiation of opportunity capital projects not included in our current plans, (v) changes in the amount of cash available for capital asset purchases, and (vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made as of the date of this report. We caution against placing undue reliance on forward-looking statements, which necessarily reflect current beliefs and are based on current (and perhaps evolving) information. We undertake no obligations to revise forward looking statements to reflect future events, changed circumstances, or changed beliefs.

CORPORATE OVERVIEW

LEP, formed on February 20, 2001, is a 50/50 general partnership between subsidiaries of Sherritt and the Ontario Teachers' Pension Plan Board. LEP owns LCL, which in turn owns Luscar Ltd. ("Luscar"). Luscar is Canada's largest producer of coal and operates ten thermal coal mines in Alberta and Saskatchewan. The mines we operate produce approximately 38 million tonnes of coal. Most of the coal produced is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan. These stations generate most of the electric power in these two provinces. We ship a lesser portion of our coal production to customers in Ontario and overseas and we also produce char which is sold to charcoal briquette manufacturers.

In October 2001, LCL issued U.S. $275 million of 9.75% Senior Notes due October 15, 2011, which are guaranteed as to principal and interest by LEP.

Readers may access other information about LEP, including the annual Form 20-F for the year ended December 31, 2003, and other disclosure documents, reports, statements or other information that LEP files with the U.S. Securities and Exchange Commission through EDGAR at www.sec.gov/edgar or at Luscar's web site at www.luscar.com. Information on our web site is not a part of this interim report and is not incorporated by reference in this interim report.

For further information contact:

Deanna Horton
Luscar Energy Partnership
(416) 935-2468

www.luscar.com

LUSCAR ENERGY PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                             AS AT             AS AT
                                                         DECEMBER 31,       DECEMBER 31,
                                                            2004               2003
                                                         ------------   -------------------
(in thousands of Canadian dollars)                                      (RESTATED - NOTE 2)
ASSETS
CURRENT
   Cash and cash equivalents                              $   17,218        $   21,750
   Accounts receivable                                        52,221            62,087
   Income taxes recoverable                                    1,269             1,096
   Future income taxes                                         4,850             3,896
   Inventories                                                40,005            43,816
   Overburden removal costs                                    2,687             4,199
   Prepaid expenses                                            2,310             2,073
                                                          ----------        ----------
                                                             120,560           138,917
Capital assets [notes 2 & 11]                              1,346,249         1,405,306
Other assets                                                  27,905            27,704
                                                          ----------        ----------
                                                          $1,494,714        $1,571,927
                                                          ==========        ==========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
   Credit facility [note 6]                               $   12,000        $   12,000
   Trade accounts payable and accrued charges                 41,229            38,648
   Accrued interest payable                                    6,686             7,219
   Accrued payroll and employee benefits                       9,994            10,332
   Income taxes payable                                          495             2,472
   Current portions of:
      Long-term debt [note 6]                                  7,796            46,342
      Asset retirement obligations [notes 2 & 11]             23,576            17,829
   Due to Sherritt International Corporation [note 13]           402             1,236
                                                          ----------        ----------
                                                             102,178           136,078
Accrued pension obligations                                    6,058             4,956
Long-term debt [note 6]                                      355,099           365,934
Asset retirement obligations [notes 2 & 11]                   76,707            90,509
Future income taxes                                          332,710           354,428
                                                          ----------        ----------
                                                             872,752           951,905
PARTNERS' EQUITY
   Partners' equity                                          621,962           620,022
                                                          ----------        ----------
                                                          $1,494,714        $1,571,927
                                                          ==========        ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

            CONSOLIDATED STATEMENTS OF EARNINGS AND PARTNERS' EQUITY
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED                   YEAR ENDED
                                                                     DECEMBER 31,                      DECEMBER 31,
                                                            ------------------------------   ------------------------------
                                                              2004             2003            2004             2003
                                                            --------   -------------------   --------   -------------------
(in thousands of Canadian dollars)                                     (Restated - Note 2)              (Restated - Note 2)
REVENUE [NOTE 5]                                            $130,854        $113,937         $500,803        $376,060
EXPENSES AND OTHER INCOME
   Cost of sales                                              90,877          78,921          350,355         268,925
   Selling, general and administrative expenses                5,107           3,067           18,133          24,262
   Depreciation and amortization                              31,731          27,591          113,109          96,361
   Asset retirement obligations accretion [note 11]            1,439           1,721            7,104           6,888
   Foreign currency translation gain [note 7]                (16,382)        (16,337)         (23,643)        (79,433)
   Interest expense [note 8]                                  10,772          11,332           45,337          46,488
   Other (income) expense [note 9]                           (45,048)          6,907          (52,732)        (21,096)
                                                            --------        --------         --------        --------
EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES              52,358             735           43,140          33,665
Income tax expense (recovery)                                 10,943          (6,053)         (19,405)        (61,225)
                                                            --------        --------         --------        --------
NET EARNINGS FROM CONTINUING OPERATIONS                       41,415           6,788           62,545          94,890
Discontinued operations [note 4]                               3,494              --            5,463          19,130
                                                            --------        --------         --------        --------
NET EARNINGS  FOR THE PERIOD                                  44,909           6,788           68,008         114,020
Partners' equity, beginning of period                        592,053         563,273          620,022         490,003
Distribution to partners
                                                             (15,000)             --          (66,068)        (33,962)
Net equity contribution from acquisition of SCAI [note 4]         --          49,961               --          49,961
                                                            --------        --------         --------        --------
PARTNERS' EQUITY, END OF PERIOD                             $621,962        $620,022         $621,962        $620,022
                                                            ========        ========         ========        ========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                       THREE MONTHS ENDED                   YEAR ENDED
                                                                           DECEMBER 31,                    DECEMBER 31,
                                                                 ------------------------------   -------------------------------
                                                                   2004             2003             2004             2003
                                                                 --------   -------------------   ---------   -------------------
(in thousands of Canadian dollars)                                          (Restated - Note 2)               (Restated - Note 2)

OPERATING ACTIVITIES
Net earnings for the period                                      $ 44,909        $   6,788        $  68,008        $ 114,020
Non-cash items:
   Depreciation and amortization                                   31,731           27,592          113,109           97,320
   Asset retirement obligations accretion [note 11]                 1,439            1,721            7,104            6,888
   Future income taxes                                              9,163           (7,881)         (22,672)         (57,388)
   Foreign currency translation gain [note 7]                     (16,376)         (15,814)         (23,669)         (77,330)
   Gain on disposal of capital assets [note 9]                       (635)          (1,131)          (4,126)         (24,524)
   Gain on settlement of asset retirement obligations [note 9]     (6,239)            (406)          (7,642)            (192)
   Gain on Fording settlement [note 4]                             (2,697)              --           (6,047)              --
   Pension expense (income) in excess of funding                      (22)           4,367            1,102            5,493
   Other                                                             (514)            (393)          (3,305)          (3,483)
Asset retirement obligations costs                                 (3,856)          (5,357)         (17,045)         (16,071)
Change in non-cash working capital                                  7,244            2,093           16,305           46,284
                                                                 --------        ---------        ---------        ---------
                                                                   64,147           11,579          121,122           91,017
                                                                 --------        ---------        ---------        ---------

INVESTING ACTIVITIES
Capital asset purchases                                            (8,113)         (12,545)         (16,310)         (25,005)
Proceeds on disposal of capital assets                                652             (235)           5,262            1,068
Other assets                                                       (1,524)           5,316           (2,620)           4,279
Sherritt Coal Acquisition Inc. asset transfer [note 4]                 --          (70,000)              --          (70,000)
Promissory notes of LCL acquired from partners [note 4]                --         (298,605)              --         (298,605)
Credit facility acquired [note 4]                                      --            1,356               --            1,356
Cash acquired [note 4]                                                 --          (12,000)              --          (12,000)
                                                                 --------        ---------        ---------        ---------
                                                                   (8,985)        (386,713)         (13,668)        (398,907)
                                                                 --------        ---------        ---------        ---------

FINANCING ACTIVITIES
Repayments of long-term debt [note 6]                             (40,895)            (790)         (46,235)         (24,038)
Distribution to partners                                          (15,000)              --          (65,000)         (27,000)
Financial instruments                                                  --             (744)              --           (2,702)
Long-term debt issued                                                  --              712               --              712
Equity contribution from partners [note 4]                             --          298,605               --          298,605
                                                                 --------        ---------        ---------        ---------
                                                                  (55,895)         297,783         (111,235)         245,577
                                                                 --------        ---------        ---------        ---------

Change in cash position                                              (733)         (77,351)          (3,781)         (62,313)
Foreign currency translation loss  [note 7]                          (206)            (136)            (751)          (1,650)
Cash position, beginning of period                                  6,157           87,237            9,750           73,713
                                                                 --------        ---------        ---------        ---------
Cash position, end of period                                     $  5,218        $   9,750        $   5,218        $   9,750
                                                                 ========        =========        =========        =========
Cash position consists of:
   Cash and cash equivalents                                     $ 17,218        $  21,750        $  17,218        $  21,750
   Credit facility                                                (12,000)         (12,000)         (12,000)         (12,000)
                                                                 --------        ---------        ---------        ---------
Cash position, end of period                                     $  5,218        $   9,750        $   5,218        $   9,750
                                                                 ========        =========        =========        =========

Interest paid                                                    $ 22,565        $  22,751        $  46,379        $  49,486
Income taxes paid                                                $    406        $     583        $   1,570        $   1,972

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

1.   BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and follow the same accounting policies as the audited December 31, 2003 annual consolidated financial statements and related notes contained in the Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") Form 20-F filed June 30, 2004 with the United States Securities and Exchange Commission ("SEC"), except as described in note 2, but do not contain certain disclosures required by GAAP for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.   CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

     INTERIM FINANCIAL STATEMENTS

Effective June 30, 2004, the Canadian Institute of Chartered Accountants ("CICA") revised Section 1751, Interim Financial Statements, which requires certain disclosures in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. These disclosures are provided in note 10.

     ASSET RETIREMENT OBLIGATIONS (SEE NOTE 11)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The new accounting policy was implemented on January 1, 2004 on a retroactive basis with restatement of prior periods. The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease accounts payable by $638, decrease future income taxes by $19,359, increase asset retirement obligations by $66,985, and decrease opening retained earnings by $39,065. The effect of the change in policy on the statement of earnings for the three months ended December 31, 2003 was a $3,088 increase in net earnings for the period. For the year ended December 31, 2003, the impact was a $95 increase in net earnings for the period.

     CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LEP undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review, the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,715 in this quarter and $10,623 for the 2004 calendar year.

     IMPAIRMENT AND DISPOSAL OF LONG LIVED ASSETS AND DISCONTINUED OPERATIONS

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

In 2002, the CICA issued Section 3063, Impairment of Long-lived Assets, and
Section 3475, Disposal of Long Lived Assets and Discontinued Operations, to harmonize with Statement of Financial Accounting Standard No. 144. Section 3063 is effective for fiscal years beginning on or after April 1, 2003 and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets. Section 3475 applies to disposal activities initiated by an enterprise's commitment on or after May 1, 2003 and establishes standards for the recognition, measurement, presentation and disclosure of the disposal of long-lived assets and discontinued operations. There were no significant impairment losses recorded in respect of long-lived assets and discontinued operations in the year.

     REVENUE RECOGNITION

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on these financial statements.

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with GAAP and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to these financial statements in adopting this new standard.

     GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In October 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LEP's financial statements. This standard is reflected in these financial statements and there are no material differences as a result of the implementation.

3.   ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. ("SCAI"), a wholly owned subsidiary of Sherritt Coal Partnership II ("SCPII"). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation ("Sherritt") and Ontario Teachers' Pension Plan Board ("Teachers'"). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received was considered an equity distribution and was charged to equity in 2003. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter of 2003. A third party independent valuator provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

The assigned fair values of the underlying net assets acquired are summarized as follows:

(in thousands of Canadian dollars)

ACQUISITION FUNDING AND COST
Cash                                                $  70,000
Fording Canadian Coal Trust ("FCCT") units             86,395
Promissory notes                                      298,605
                                                    ---------
                                                      455,000
                                                    ---------
IDENTIFIABLE NET ASSETS ACQUIRED
Capital assets                                        228,264
Working capital                                         2,831
Cash                                                    1,356
Short-term debt                                       (12,000)
Long-term debt                                         (6,043)
Future income taxes                                    (5,570)
                                                    ---------
                                                      208,838
                                                    ---------
Consideration less net assets acquired                246,162
Equity impact from disposal of FCCT units, net of
   applicable taxes of $553                             2,482
Less equity contribution from partners               (298,605)
                                                    ---------
Net equity contribution                             $ (49,961)
                                                    =========

4.   DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in Fording Canadian Coal Trust ("FCCT'). LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A gain of $17,812, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal in the first quarter of 2003 at the LEP level.

On June 18, 2004 LCL reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had previously been outstanding related to the transfer of the metallurgical coal assets to FCCT effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6,467.

As a result of the settlement agreement, LEP recorded a gain of $2,053 net of taxes of $476 in the second quarter of 2004 in discontinued operations. In the third quarter of 2004, LEP recognized additional expenses related to the settlement of $84 net of taxes of $45 in discontinued operations. During the fourth quarter of 2004 LEP recognized an additional gain related to the settlement of the remaining severance liability of $3,494, including a tax recovery of $797, in discontinued operations.

The results of discontinued operations are as follows:

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

                                     THREE MONTHS ENDED            YEAR ENDED
                                        DECEMBER 31,              DECEMBER 31,
                                     ------------------   ----------------------------
                                         2004    2003      2004            2003
                                        ------   ----     ------   -------------------
                                                                   (Restated - Note 2)
(in thousands of Canadian dollars)

Net income                              $   --    $--     $   --         $ 1,318
Gain on settlement agreement             3,494     --      5,463              --
Gain on sale of assets (see below)          --     --         --          17,812
                                        ------    ---     ------         -------
                                        $3,494    $--     $5,463         $19,130
                                        ======    ===     ======         =======

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                       AS AT
                                                    FEBRUARY 28
                                                        2003
                                                -------------------
                                                (Restated - Note 2)
Accounts receivable                                  $  2,653
Inventories                                            24,594
Overburden removal costs                               23,827
Capital assets                                         48,777
Other assets                                            1,823
                                                     --------
Total assets                                          101,674
                                                     --------
Bank overdraft                                          1,020
Accounts payable and accrued charges                   12,473
Asset retirement obligations                            6,892
Capital leases                                          2,189
Other liabilities                                       1,267
                                                     --------
Total liabilities                                      23,841
                                                     --------
Net assets related to discontinued operations        $ 77,833
                                                     ========

GAIN ON SALE OF ASSETS
Proceeds                                             $100,801
Overburden removal costs                              (23,827)
Capital assets                                        (48,777)
Other assets                                           (1,823)
Asset retirement obligations                            6,892
Capital leases                                          2,189
Other liabilities                                       1,267
Liabilities retained by LEP                           (11,820)
Taxes                                                  (6,346)
Selling expenses                                         (744)
                                                     --------
Gain on sale of assets                               $ 17,812
                                                     ========

Under the terms and conditions of the sale agreement, LCL retained liabilities relating to severance, an under funded pension plan, and accrued reclamation costs in total of $11,820. Under the agreement reached on June 18, 2004 LEP transferred the reclamation liability for the Luscar mine to Elk Valley Coal Partnership. In the fourth quarter of 2004, Luscar recognized a gain on the settlement of the severance liability at the Luscar mine. LEP currently retains a liability relating to an under funded pension plan.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                  (Unaudited)

Net cash flows relating to the discontinued operations presented on the statement of cash flows are detailed as follows:

                                                THREE MONTHS ENDED      YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,
                                                ------------------   ---------------
                                                    2004   2003      2004     2003
                                                    ----   ----      ----   --------
(in thousands of Canadian dollars)

Operating activities                                 $--    $--      $948   $ 21,689
Investing Activities                                  --     --        --       (313)
Financing Activities                                  --     --        --    (21,889)
                                                     ---    ---      ----   --------
Cash flows related to discontinued operations        $--    $--      $948   $   (513)
                                                     ===    ===      ====   ========

The gain on settlement recorded during the fourth quarter 2004 of $3,494 (including a future tax recovery of $797) was a non-cash gain. Year to date net income of $5,463 included a non-cash gain of $6,047 and a future income tax recovery of $364 which resulted in cash used in operating activities of $948.

5.   REVENUES

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations, and have been aggregated for the purpose of revenue reporting. Revenue from discontinued operations has been removed.

Disclosures with respect to export and domestic sales are as follows:

                                    THREE MONTHS ENDED   THREE MONTHS ENDED       YEAR ENDED          YEAR ENDED
                                     DECEMBER 31, 2004    DECEMBER 31, 2003   DECEMBER 31, 2004   DECEMBER 31, 2003
                                    ------------------   ------------------   -----------------   -----------------
                                      SALES                SALES               SALES               SALES
                                     REVENUE    TONNES    REVENUE    TONNES   REVENUE    TONNES   REVENUE    TONNES
                                     --------   ------    --------   ------   --------   ------   --------   ------
(in thousands of Canadian dollars
except volumes which are in
thousands of tonnes)

Export                               $ 24,439      523    $ 12,097      336   $ 74,033    1,454   $ 64,613    1,610
Domestic                              106,415    9,395     101,840    8,430    426,770   37,076    311,447   22,146
                                     --------    -----    --------    -----   --------   ------   --------   ------
                                     $130,854    9,918    $113,937    8,766   $500,803   38,530   $376,060   23,756
                                     ========    =====    ========    =====   ========   ======   ========   ======

Export coal sales are generally denominated in United States dollars.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                  (Unaudited)

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue for the periods indicated below, is as follows:

                             THREE MONTHS ENDED    THREE MONTHS ENDED        YEAR ENDED             YEAR ENDED
                              DECEMBER 31, 2004     DECEMBER 31, 2003     DECEMBER 31, 2004      DECEMBER 31, 2003
                            -------------------   -------------------   --------------------   --------------------
                             SALES    NUMBER OF    SALES    NUMBER OF     SALES    NUMBER OF     SALES    NUMBER OF
                            REVENUE   CUSTOMERS   REVENUE   CUSTOMERS    REVENUE   CUSTOMERS    REVENUE   CUSTOMERS
                            -------   ---------   -------   ---------   --------   ---------   --------   ---------
(in thousands of Canadian
dollars)

Major Customers             $82,499       3       $57,177       2       $332,687       3       $237,909        2

Credit risks are minimized to the extent that customers include major domestic utilities and that accounts receivable on export sales are generally insured under Canadian government export receivables insurance programs or secured by letters of credit.

6.   LONG-TERM DEBT

                                                                    AS AT         AS AT
                                                                DECEMBER 31,   DECEMBER 31,
                                                                    2004           2003
                                                                ------------   ------------
Senior notes, at issue date                                       $429,660       $429,660
Cumulative foreign currency translation gain since issue date      (98,670)       (74,250)
                                                                  --------       --------
Senior notes, at balance sheet date                                330,990        355,410
9.625% promissory note, due December 30, 2004                           --         89,300
Less sinking fund                                                       --        (46,191)
                                                                  --------       --------
                                                                        --         43,109
Capital lease obligations                                           28,785          8,957
Pension deficit obligation                                           3,120          4,800
                                                                  --------       --------
Long-term debt                                                     362,895        412,276
Current portion of long-term debt                                   (7,796)       (46,342)
                                                                  --------       --------
                                                                  $355,099       $365,934
                                                                  ========       ========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which included accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility was split into two tranches, the Reclamation Letter of Credit ("LC") facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $50,609 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As at December 31, 2004, $12,000 in cash and $1,550 in letters of credit had been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                  (Unaudited)

amortization ("EBITDA"). The senior credit agreement was renewed January 31, 2005 under substantially the same terms.

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which included accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility was available to secure letters of credit. Interest rates payable or advances under the facility were based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA. In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and then replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal coal assets effective October 17, 2003, LEP and LCL assumed SCAI's senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permitted maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and then replaced February 4, 2004.

Capital leases for new equipment totaling $9,320 were entered into during the fourth quarter of 2004 and $23,799 for the year ended December 31, 2004 as part of the long-term mine support equipment agreement LEP entered into with Finning (Canada) a division of Finning International Inc. and Kramer Ltd., which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization.

Obligations under capital lease on specific mining equipment bear interest rates ranging from 4.6% to 6.6%. These capital leases mature between 2005 and 2009 and are repayable by blended monthly payments of principal and interest.

The pension deficit obligation relates to obligations under the Line Creek defined benefit pension plan, which was under funded at the date of sale from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5,200. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two installments $1,040 were paid during the second quarter of 2004, after the finalization of the actuarial valuation.

7.   FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                THREE MONTHS ENDED        YEAR ENDED
                                                   DECEMBER 31,          DECEMBER 31,
                                               -------------------   -------------------
                                                 2004       2003       2004       2003
                                               --------   --------   --------   --------
(in thousands of Canadian dollars)

Foreign currency translation (gain) loss on:
Senior notes                                   $(16,582)  $(15,950)  $(24,420)  $(78,980)
US dollar cash balances                             206        136        751      1,650
Working capital balances                             (6)      (523)        26     (2,103)
                                               --------   --------   --------   --------
                                               $(16,382)  $(16,337)  $(23,643)  $(79,433)
                                               ========   ========   ========   ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

8.   INTEREST EXPENSE

Interest expense (income) consists of the following:

                                                       THREE MONTHS ENDED       YEAR ENDED
                                                          DECEMBER 31,         DECEMBER 31,
                                                       ------------------   -----------------
                                                         2004      2003       2004      2003
                                                       --------   -------   -------   -------
(in thousands of Canadian dollars)

Senior notes                                           $ 8,077    $ 8,812   $34,803   $37,308
Promissory notes net of sinking fund interest income     1,414      1,055     5,655     7,775
Financial instruments                                       --        194        --      (240)
Capital leases                                             292         98       928       237
Reclamation security                                     1,318        882     3,917     2,239
Investment income                                           --        (99)       --    (1,614)
Other interest expense                                    (329)       390        34       783
                                                       -------    -------   -------   -------
                                                       $10,772    $11,332   $45,337   $46,488
                                                       =======    =======   =======   =======

9.   OTHER INCOME

Other income consists of the following:

                                                           THREE MONTHS ENDED                   YEAR ENDED
                                                              DECEMBER 31,                     DECEMBER 31,
                                                     ------------------------------   ------------------------------
                                                       2004             2003            2004            2003
                                                     --------   -------------------   --------   -------------------
                                                                (Restated - Note 2)              (Restated - Note 2)
(in thousands of Canadian dollars)

Gain on settlement of promissory note                $(39,350)        $    --         $(39,350)       $(21,379)
Recovery of Crown royalties                                --            (280)              --          (1,460)
Net pension plan (recovery) expense                       (22)          4,150            1,079           4,556
Gain on disposal of assets                               (635)         (1,131)          (4,126)           (539)
Gain on settlement of asset retirement obligations     (6,239)           (406)          (7,642)           (192)
Distributions from Fording Canadian Coal Trust             --              --               --          (5,988)
Recovery of reclamation services                         (770)             --           (1,717)             --
Deferred exploration expense                              324           1,285            1,449           1,285
Insurance premium refund                                   --              --           (2,706)             --
Other expenses                                          1,644           3,289              281           2,621
                                                     --------         -------         --------        --------
                                                     $(45,048)        $ 6,907         $(52,732)       $(21,096)
                                                     ========         =======         ========        ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

10.  EMPLOYEE FUTURE BENEFITS

LEP sponsors defined benefit and defined contribution pension arrangements covering substantially all of its employees. The majority of its employees are members of defined contribution plans; however, unionized employees at two mines are members of active defined benefit pension plans. LEP has several other defined benefit pension plans, in which most members have elected to convert their entitlement to defined contribution plans. LEP uses actuarial reports and updates prepared by independent actuaries for funding and accounting purposes. LEP has no other retirement or post-employment benefits.

LEP's pension expense for the fourth quarter of 2004 was $1,475 and $6,048 year to date (2003 - $2,381 and $5,850, respectively). Total pension expense includes current service costs, interest costs, amortization, allowances and other costs; some of which are included in other income and others which are included in cost of sales.

11.  ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $147,987. LEP technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LEP has provided financial assurances of $50,609 in the form of letters of credit to satisfy current regulatory requirements.

The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                     YEAR ENDED         YEAR ENDED
                                                    DECEMBER 31,       DECEMBER 31,
                                                        2004               2003
                                                    ------------   -------------------
                                                                   (Restated - Note 2)
(in thousands of Canadian dollars)

Asset retirement obligations, beginning of period     $108,338          $106,645
Additional liabilities incurred                         10,205            12,713
Accretion expense                                        7,104             6,888
Liabilities settled                                    (26,875)          (17,908)
Revisions in estimated cash flows                        1,511                --
                                                      --------          --------
Asset retirement obligations, end of period           $100,283          $108,338
Less current portion                                   (23,576)          (17,829)
                                                      --------          --------
                                                      $ 76,707          $ 90,509
                                                      ========          ========

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

     (i)  Total undiscounted amount of the estimated cash flow - $147,987

     (ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

     (iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

12.  CONDENSED CONSOLIDATING INFORMATION

The following condensed consolidated information is provided for both the quarter and year ended December 31, 2004.

(A) CONDENSED CONSOLIDATING BALANCE SHEET

                                                                        AS AT DECEMBER 31, 2004
                                                -----------------------------------------------------------------------
                                                  LUSCAR     LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                 COAL LTD.   INCOME FUND    PARTNERSHIP       ENTRIES           LEP
                                                ----------   -----------   -------------   -------------   ------------
                 (unaudited)
(in thousands of Canadian dollars)

ASSETS
CURRENT
   Cash and cash equivalents                    $   14,849     $  2,414      $    (45)      $        --     $   17,218
   Accounts receivable                              52,314           --            --               (93)        52,221
   Income taxes recoverable                          1,085           --           184                --          1,269
   Future income taxes                               4,850           --            --                --          4,850
   Inventories                                      40,005           --            --                --         40,005
   Overburden removal costs                          2,687           --            --                --          2,687
   Prepaid expenses                                  2,194           16           100                --          2,310
                                                ----------     --------      --------       -----------     ----------
                                                   117,984        2,430           239               (93)       120,560
Investment in related parties                           --      613,128       494,058        (1,107,186)            --
Notes receivable from LCL                               --           --       298,605          (298,605)            --
Capital assets                                   1,369,910           --            --           (23,661)     1,346,249
Other assets                                        27,572          333         9,000            (9,000)        27,905
                                                ----------     --------      --------       -----------     ----------
                                                $1,515,466     $615,891      $801,902       $(1,438,545)    $1,494,714
                                                ==========     ========      ========       ===========     ==========

LIABILITIES AND PARTNERS' EQUITY
CURRENT
   Credit facility                              $   12,000     $     --      $     --       $        --     $   12,000
   Trade accounts payable and accrued charges       40,631           --           604                (6)        41,229
   Accrued interest payable                         48,168           --       (41,482)               --          6,686
   Accrued payroll and employee benefits             9,994           --            --                --          9,994
   Income taxes payable                                495           --            --                --            495
   Current portions of
      Long-term debt                                 7,796           --            --                --          7,796
      Asset retirement obligations                  23,576           --            --                --         23,576
   Promissory notes due to LEP                     298,605           --            --          (298,605)            --
   Due to (from) related parties                    43,952        6,229       (49,441)             (338)           402
                                                ----------     --------      --------       -----------     ----------
                                                   485,217        6,229       (90,319)         (298,949)       102,178
Accrued pension obligations                         10,315           --            --            (4,257)         6,058
Long-term debt                                     355,099           --            --                --        355,099
Convertible debentures                                  --       96,053            --           (96,053)            --
Subordinated notes to LCIF                         642,969           --            --          (642,969)            --
Asset retirement obligations                        76,707           --            --                --         76,707
Future income taxes                                332,710           --            --                --        332,710
                                                ----------     --------      --------       -----------     ----------
                                                 1,903,017      102,282       (90,319)       (1,042,228)       872,752
Liabilities and shareholders' deficit             (387,551)     513,609       892,221          (396,317)       621,962
                                                ----------     --------      --------       -----------     ----------
                                                $1,515,466     $615,891      $801,902       $(1,438,545)    $1,494,714
                                                ==========     ========      ========       ===========     ==========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

12.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(B) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                                                                   THREE MONTHS ENDED DECEMBER 31, 2004
                                                  ----------------------------------------------------------------------
                                                    LUSCAR    LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                  COAL LTD.   INCOME FUND    PARTNERSHIP       ENTRIES           LEP
                                                  ---------   -----------   -------------   -------------   ------------
                  (unaudited)
(in thousands of Canadian dollars)

REVENUE                                           $130,854      $     --       $     --       $     --        $130,854
EXPENSES AND OTHER INCOME
   Cost of sales                                    90,877            --             --             --          90,877
   Selling, general and administrative expenses      4,808            --            299             --           5,107
   Equity pickup                                        --       (35,436)       (35,283)        70,719              --
   Depreciation and amortization                    31,361           153             --            217          31,731
   Asset retirement obligations accretion            1,439            --             --             --           1,439
   Foreign currency translation gain               (16,382)           --             --             --         (16,382)
   Intercompany interest expense (income)           10,706            --        (10,706)            --              --
   Interest expense                                 11,052            --           (280)            --          10,772
   Other (income) expense                          (45,892)           --             --            844         (45,048)
                                                  --------      --------       --------       --------        --------
EARNINGS FROM CONTINUING OPERATIONS
   BEFORE TAXES                                     42,885        35,283         45,970        (71,780)         52,358
Income tax expense (recovery)                       10,943            --             --             --          10,943
                                                  --------      --------       --------       --------        --------
NET EARNINGS FROM
   CONTINUING OPERATIONS                            31,942        35,283         45,970        (71,780)         41,415
Discontinued operations                              3,494            --             --             --           3,494
                                                  --------      --------       --------       --------        --------
NET EARNINGS FOR THE PERIOD                       $ 35,436      $ 35,283       $ 45,970       $(71,780)       $ 44,909
                                                  ========      ========       ========       ========        ========

                                                                       YEAR ENDED DECEMBER 31, 2004
                                                  ----------------------------------------------------------------------
                                                    LUSCAR    LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                                  COAL LTD.   INCOME FUND    PARTNERSHIP       ENTRIES           LEP
                                                  ---------   -----------   -------------   -------------   ------------
                  (unaudited)
(in thousands of Canadian dollars)

REVENUE                                           $500,803     $     --       $     --        $     --        $500,803
EXPENSES AND OTHER INCOME
   Cost of sales                                   350,355           --             --              --         350,355
   Selling, general and administrative expenses     16,662           --          1,471              --          18,133
   Equity pickup                                        --      (28,001)       (27,388)         55,389              --
   Depreciation and amortization                   111,632          613             --             864         113,109
   Asset retirement obligations accretion            7,104           --             --              --           7,104
   Foreign currency translation gain               (23,643)          --             --              --         (23,643)
   Intercompany interest expense (income)           43,945           --        (43,945)             --              --
   Interest expense                                 45,337           --             --              --          45,337
   Other (income) expense                          (53,722)          --             --             990         (52,732)
                                                  --------     --------       --------        --------        --------
EARNINGS FROM CONTINUING OPERATIONS
   BEFORE TAXES                                      3,133       27,388         69,862         (57,243)         43,140
Income tax recovery                                (19,405)          --             --              --         (19,405)
                                                  --------     --------       --------        --------        --------
NET EARNINGS FROM
   CONTINUING OPERATIONS                            22,538       27,388         69,862         (57,243)         62,545
Discontinued operations                              5,463           --             --              --           5,463
                                                  --------     --------       --------        --------        --------
NET EARNINGS FOR THE PERIOD                       $ 28,001     $ 27,388       $ 69,862        $(57,243)       $ 68,008
                                                  ========     ========       ========        ========        ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

12.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(C) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                             THREE MONTHS ENDED DECEMBER 31, 2004
                                            ----------------------------------------------------------------------
                                              LUSCAR    LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                            COAL LTD.   INCOME FUND    PARTNERSHIP       ENTRIES           LEP
                                            ---------   -----------   -------------   -------------   ------------
                  (unaudited)
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period          $ 35,436     $ 35,283       $ 45,970        $(71,780)       $ 44,909
Non-cash items:
   Depreciation and amortization              31,361          153             --             217          31,731
   Asset retirement obligations accretion      1,439           --             --              --           1,439
   Future income taxes                         9,163           --             --              --           9,163
   Foreign currency translation gain         (16,376)          --             --              --         (16,376)
   Equity pickup                                  --      (35,436)       (35,283)         70,719              --
   Gain on disposal of capital assets           (635)          --             --              --            (635)
   Gain on settlement of asset retirement
      obligations                             (6,239)          --             --              --          (6,239)
   Gain on Fording settlement                 (2,697)          --             --              --          (2,697)
   Pension expense (income)  in excess of
      funding                                   (653)          --             --             631             (22)
   Other                                        (514)          --             --              --            (514)
Asset retirement obligations costs            (3,856)          --             --              --          (3,856)
Change in non-cash working capital            15,292        2,401        (10,662)            213           7,244
                                            --------     --------       --------        --------        --------
                                              61,721        2,401             25              --          64,147
                                            --------     --------       --------        --------        --------
INVESTING ACTIVITIES
Capital asset purchases                       (8,113)          --             --              --          (8,113)
Proceeds on disposal of capital assets           652           --             --              --             652
Other assets                                  (1,524)          --             --              --          (1,524)
                                            --------     --------       --------        --------        --------
                                              (8,985)          --             --              --          (8,985)
                                            --------     --------       --------        --------        --------
FINANCING ACTIVITIES
Repayments of long-term debt                 (40,895)          --             --              --         (40,895)
Distribution to partners                     (15,000)          --             --              --         (15,000)
                                            --------     --------       --------        --------        --------
                                             (55,895)          --             --              --         (55,895)
                                            --------     --------       --------        --------        --------

Change in cash position                       (3,159)       2,401             25              --            (733)
Foreign currency translation loss               (206)          --             --              --            (206)
Cash position, beginning of period             6,214           13            (70)             --           6,157
                                            --------     --------       --------        --------        --------
Cash position, end of period                $  2,849     $  2,414       $    (45)       $     --        $  5,218
                                            ========     ========       ========        ========        ========

Cash position consists of:
   Cash and cash equivalents                $ 14,849     $  2,414       $    (45)       $     --        $ 17,218
   Bank indebtedness
                                             (12,000)          --             --              --         (12,000)
                                            --------     --------       --------        --------        --------
Cash position, end of period                $  2,849     $  2,414       $    (45)       $     --        $  5,218
                                            ========     ========       ========        ========        ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

12.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(C) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31, 2004
                                            ----------------------------------------------------------------------
                                             LUSCAR     LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING   CONSOLIDATED
                                            COAL LTD.   INCOME FUND    PARTNERSHIP       ENTRIES           LEP
                                            ---------   -----------   -------------   -------------   ------------
                  (unaudited)
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period          $  28,001    $ 27,388       $ 69,862         $(57,243)     $  68,008
Non-cash items:
   Depreciation and amortization              111,632         613             --              864        113,109
   Asset retirement obligations accretion       7,104          --             --               --          7,104
   Future income taxes                        (22,672)         --             --               --        (22,672)
   Foreign currency translation gain          (23,669)         --             --               --        (23,669)
   Equity pickup                                   --     (28,001)       (27,388)          55,389             --
   Gain on disposal of capital assets          (4,126)         --             --               --         (4,126)
   Gain on settlement of asset retirement
      obligations                              (7,642)         --             --               --         (7,642)
   Gain on Fording settlement                  (6,047)         --             --               --         (6,047)
   Pension expense in excess of funding           324          --             --              778          1,102
   Other                                       (3,305)         --             --               --         (3,305)
Asset retirement obligations costs            (17,045)         --             --               --        (17,045)
Change in non-cash working capital             58,783        (145)       (42,545)             212         16,305
                                            ---------    --------       --------         --------      ---------
                                              121,338        (145)           (71)              --        121,122
                                            ---------    --------       --------         --------      ---------
INVESTING ACTIVITIES
Capital asset purchases                       (16,310)         --             --               --        (16,310)
Proceeds on disposal of capital assets          5,262          --             --               --          5,262
Other assets                                   (2,620)         --             --               --         (2,620)
                                            ---------    --------       --------         --------      ---------
                                              (13,668)         --             --               --        (13,668)
                                            ---------    --------       --------         --------      ---------
FINANCING ACTIVITIES
Repayments of long-term debt                  (46,235)         --             --               --        (46,235)
Distribution to partners                      (65,000)         --             --               --        (65,000)
                                            ---------    --------       --------         --------      ---------
                                             (111,235)         --             --               --       (111,235)
                                            ---------    --------       --------         --------      ---------

Change in cash position                        (3,565)       (145)           (71)              --         (3,781)
Foreign currency translation loss                (751)         --             --               --           (751)
Cash position, beginning of period              7,165       2,559             26               --          9,750
                                            ---------    --------       --------         --------      ---------
Cash position, end of period                $   2,849    $  2,414       $    (45)        $     --      $   5,218
                                            =========    ========       ========         ========      =========

Cash position consists of:
   Cash and cash equivalents                $  14,849    $  2,414       $    (45)        $     --      $  17,218
   Bank indebtedness                          (12,000)         --             --               --        (12,000)
                                            ---------    --------       --------         --------      ---------
Cash position, end of period                $   2,849    $  2,414       $    (45)        $     --      $   5,218
                                            =========    ========       ========         ========      =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

13.  RELATED PARTY TRANSACTIONS

LEP has undertaken to compensate Sherritt for administration services at Sherritt's direct cost plus 10 percent and to reimburse both Sherritt and Teachers' for all third-party costs incurred in connection with LEP. During the fourth quarter, LEP incurred $150 for such services and costs which are included in selling, general and administrative expenses. For the year ended December 31, 2004 LEP incurred $871 for such services and costs which are included in selling, general and administrative expenses. At December 31, 2004, LEP has an amount owing to Sherritt of $402 (December 31, 2003 - $1,236).

14.  COMMITMENTS AND CONTINGENCIES

LEP is committed to future annual lease payments in respect of its operating leases for office space, equipment and vehicles. Minimum payments for the next five years are as follows:

(in thousands of Canadian dollars)
2005         $ 4,554
2006           4,278
2007           4,278
2008           4,278
2009           1,817
Thereafter        --
             -------
             $19,205
             =======

Additionally, LEP is committed to the acquisition under capital lease of equipment worth $3,793, which arrived in January 2005, for which the option to cancel expired in November 2004.

15.  COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.

LUSCAR COAL LTD.

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                     AS AT             AS AT
                                                                 DECEMBER 31,       DECEMBER 31,
                                                                     2004               2003
                                                                 ------------   -------------------
(in thousands of Canadian dollars)                                              (Restated - Note 2)
ASSETS
CURRENT
   Cash and cash equivalents                                      $   14,849        $   19,165
   Accounts receivable                                                52,314            62,087
   Income taxes recoverable                                            1,085               912
   Future income taxes                                                 4,850             3,896
   Inventories                                                        40,005            43,816
   Overburden removal costs                                            2,687             4,199
   Prepaid expenses                                                    2,194             2,073
                                                                  ----------        ----------
                                                                     117,984           136,148
Capital assets [notes 2 & 11]                                      1,369,910         1,428,103
Other assets                                                          27,572            26,758
                                                                  ----------        ----------
                                                                  $1,515,466        $1,591,009
                                                                  ==========        ==========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
   Credit facility [note 6]                                       $   12,000        $   12,000
   Trade accounts payable and accrued charges                         40,631            38,594
   Accrued interest payable                                           48,168            14,369
   Accrued payroll and employee benefits                               9,994            10,332
   Income taxes payable                                                  495             2,472
   Current portions of
      Long-term debt [note 6]                                          7,796            46,342
      Asset retirement obligations [notes 2 & 11]                     23,576            17,829
   Promissory notes due to Luscar Energy Partnership [note 12]       298,605           298,605
   Due to Luscar Energy Partnership [note 12]                         43,305            34,638
   Due to Luscar Coal Income Fund [note 12]                              245               245
   Due to Sherritt International Corporation [note 12]                   402             1,236
                                                                  ----------        ----------
                                                                     485,217           476,662
Accrued pension obligation                                            10,315             9,991
Long-term debt [note 6]                                              355,099           365,934
Subordinated notes due to Luscar Coal Income Fund                    642,969           642,969
Asset retirement obligations [notes 2 & 11]                           76,707            90,509
Future income taxes                                                  332,710           354,428
                                                                  ----------        ----------
                                                                   1,903,017         1,940,493
                                                                  ----------        ----------

SHAREHOLDERS' DEFICIT
   Share capital                                                      14,191            14,191
   Deficit                                                          (401,742)         (363,675)
                                                                  ----------        ----------
                                                                    (387,551)         (349,484)
                                                                  ----------        ----------
                                                                  $1,515,466        $1,591,009
                                                                  ==========        ==========

See accompanying notes

LUSCAR COAL LTD.

                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED                    YEAR ENDED
                                                                      DECEMBER 31,                      DECEMBER 31,
                                                            -------------------------------   -------------------------------
                                                               2004             2003             2004             2003
                                                            ---------   -------------------   ---------   -------------------
(in thousands of Canadian dollars)                                      (Restated - Note 2)               (Restated - Note 2)
REVENUE [NOTE 5]                                            $ 130,854        $ 113,937        $ 500,803        $ 376,060
EXPENSES AND OTHER INCOME
   Cost of sales                                               90,877           79,596          350,355          269,600
   Selling, general and administrative expenses                 4,808            1,687           16,662           21,703
   Depreciation and amortization                               31,361           27,098          111,632           94,872
   Asset retirement obligations accretion [note 11]             1,439            1,721            7,104            6,888
   Foreign currency translation gain [note 7]                 (16,382)         (16,337)         (23,643)         (79,433)
   Interest expense [note 8]                                   21,758           20,977           89,282           64,857
   Other income [note 9]                                      (45,892)           4,107          (53,722)         (23,490)
                                                            ---------        ---------        ---------        ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES        42,885           (4,912)           3,133           21,063
Income tax expense (recovery)                                  10,943           (6,053)         (19,405)         (61,225)
                                                            ---------        ---------        ---------        ---------
NET EARNINGS FROM CONTINUING OPERATIONS                        31,942            1,141           22,538           82,288
Discontinued operations [note 4]                                3,494               --            5,463              858
                                                            ---------        ---------        ---------        ---------
NET EARNINGS FOR THE PERIOD                                    35,436            1,141           28,001           83,146
Deficit, beginning of period                                 (422,178)        (116,172)        (363,675)        (198,177)
Distributions                                                 (15,000)              --          (66,068)              --
Net equity contribution from acquisition of SCAI [note 4]          --         (248,644)              --         (248,644)
                                                            ---------        ---------        ---------        ---------
DEFICIT, END OF PERIOD                                      $(401,742)       $(363,675)       $(401,742)       $(363,675)
                                                            =========        =========        =========        =========

See accompanying notes

LUSCAR COAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                       THREE MONTHS ENDED                    YEAR ENDED
                                                                          DECEMBER 31,                      DECEMBER 31,
                                                                 ------------------------------   -------------------------------
                                                                   2004             2003             2004            2003
                                                                 --------   -------------------   ---------   -------------------
(in thousands of Canadian dollars)                                          (Restated - Note 2)               (Restated - Note 2)

OPERATING ACTIVITIES
Net earnings for the period                                      $ 35,436        $  1,141         $  28,001        $ 83,146
Non-cash items:
   Depreciation and amortization                                   31,361          27,098           111,632          95,831
   Asset retirement obligations accretion [note 11]                 1,439           1,721             7,104           6,888
   Future income taxes                                              9,163          (7,882)          (22,672)        (57,389)
   Foreign currency translation gain [note 7]                     (16,376)        (15,814)          (23,669)        (77,330)
   Gain on disposal of capital assets [note 9]                       (635)         (1,131)           (4,126)         (6,252)
   Gain on settlement of asset retirement obligations [note 9]     (6,239)           (406)           (7,642)           (192)
   Gain on Fording settlement [note 4]                             (2,697)             --            (6,047)             --
   Pension expense (income) in excess of funding                     (653)            350               324           2,634
   Other                                                             (514)           (381)           (3,305)         (3,461)
Asset retirement obligations costs                                 (3,856)         (5,362)          (17,045)        (16,071)
Change in non-cash working capital                                 15,292          17,490            58,783          30,447
                                                                 --------        --------         ---------        --------
                                                                   61,721          16,824           121,338          58,251
                                                                 --------        --------         ---------        --------

INVESTING ACTIVITIES
Capital asset purchases                                            (8,113)        (12,545)          (16,310)        (25,005)
Proceeds on disposal of capital assets                                652            (235)            5,262           1,068
Other assets                                                       (1,524)          5,316            (2,620)          4,279
Credit facility acquired                                               --         (12,000)               --         (12,000)
Cash acquired                                                          --           1,356                --           1,356
                                                                 --------        --------         ---------        --------
                                                                   (8,985)        (18,108)          (13,668)        (30,302)
                                                                 --------        --------         ---------        --------

FINANCING ACTIVITIES
Repayments of long-term debt [note 6]                             (40,895)           (790)          (46,235)        (24,038)
Distribution to partners                                          (15,000)             --           (65,000)             --
Financial instruments                                                  --            (744)               --          (2,702)
Long-term debt issued                                                  --             712                --             712
                                                                 --------        --------         ---------        --------
                                                                  (55,895)           (822)         (111,235)        (26,028)
                                                                 --------        --------         ---------        --------

Change in cash position                                            (3,159)         (2,106)           (3,565)          1,921
Foreign currency translation loss  [note 7]                          (206)           (136)             (751)         (1,650)
Cash position, beginning of period                                  6,214           9,407             7,165           6,894
                                                                 --------        --------         ---------        --------
Cash position, end of period                                     $  2,849        $  7,165         $   2,849        $  7,165
                                                                 ========        ========         =========        ========

Cash position consists of:
   Cash and cash equivalents                                     $ 14,849        $ 19,165         $  14,849        $ 19,165
   Credit facility                                                (12,000)        (12,000)          (12,000)        (12,000)
                                                                 --------        --------         ---------        --------
Cash position, end of period                                     $  2,849        $  7,165         $   2,849        $  7,165
                                                                 ========        ========         =========        ========

Interest paid                                                    $ 18,914        $ 25,152         $  55,984        $ 59,091
Income taxes paid                                                $    406        $    586         $   1,570        $  1,972

See accompanying notes

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

1.   BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and follow the same accounting policies as the audited December 31, 2003 annual consolidated financial statements and related notes contained in the Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") Form 20-F filed June 30, 2004 with the United States Securities and Exchange Commission ("SEC"), except as described in note 2, but do not contain certain disclosures required by GAAP for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.   CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

     INTERIM FINANCIAL STATEMENTS

Effective June 30, 2004, the Canadian Institute of Chartered Accountants ("CICA") revised Section 1751, Interim Financial Statements, which requires certain disclosures in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. These disclosures are provided in note 10.

     ASSET RETIREMENT OBLIGATIONS (SEE NOTE 11)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The new accounting policy was implemented on January 1, 2004 on a retroactive basis with restatement of prior periods. The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease accounts payable by $638, decrease future income taxes by $19,359, increase asset retirement obligations by $66,985, and decrease opening retained earnings by $39,065. The effect of the change in policy on the statement of earnings for the three months ended December 31, 2003 was a $3,093 increase in net earnings for the period. For the year ended December 31, 2003, the impact was a $95 increase in net earnings for the period.

     CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LCL undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review, the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,715 in this quarter and $10,623 for the 2004 calendar year.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

     IMPAIRMENT AND DISPOSAL OF LONG LIVED ASSETS AND DISCONTINUED OPERATIONS

In 2002, the CICA issued Section 3063, Impairment of Long-lived Assets, and
Section 3475, Disposal of Long Lived Assets and Discontinued Operations, to harmonize with Statement of Financial Accounting Standard No. 144. Section 3063 is effective for fiscal years beginning on or after April 1, 2003 and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets. Section 3475 applies to disposal activities initiated by an enterprise's commitment on or after May 1, 2003 and establishes standards for the recognition, measurement, presentation and disclosure of the disposal of long-lived assets and discontinued operations. There were no significant impairment losses recorded in respect of long-lived assets and discontinued operations in the year.

     REVENUE RECOGNITION

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on these financial statements.

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with GAAP and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to these financial statements in adopting this new standard.

     GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION,

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LCL's financial statements. This standard is reflected in these financial statements and there are no material differences as a result of the implementation.

3.   ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. ("SCAI"), a wholly owned subsidiary of Sherritt Coal Partnership II ("SCPII"). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation ("Sherritt") and Ontario Teachers' Pension Plan Board ("Teachers'"). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received was considered an equity distribution and was charged to equity in 2003. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter of 2003. A third party independent valuator provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

ACQUISITION FUNDING AND COST
(in thousands of Canadian dollars)

Cash                                                   $ 70,000
Fording Canadian Coal Trust ("FCCT") units               86,395
Promissory notes                                        298,605
                                                       --------
                                                        455,000
                                                       --------

IDENTIFIABLE NET ASSETS ACQUIRED
Capital assets                                          228,264
Working capital                                           2,831
Cash                                                      1,356
Short-term debt                                         (12,000)
Long-term debt                                           (6,043)
Future income taxes                                      (5,570)
                                                       --------
                                                        208,838
                                                       --------
Consideration less net assets acquired                  246,162
Equity impact from disposal of FCCT units, net of
   applicable taxes of $553                               2,482
                                                       --------
Net assets acquired in excess of liabilities assumed   $248,644
                                                       ========

4.   DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in Fording Canadian Coal Trust ("FCCT"). LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A loss of $460, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal in the first quarter of 2003.

On June 18, 2004 LCL reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had previously been outstanding related to the transfer of the metallurgical coal assets to FCCT effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6,467.

As a result of the settlement agreement, LCL recorded a gain of $2,053 net of taxes of $476 in the second quarter of 2004 in discontinued operations. In the third quarter of 2004, LCL recognized additional expenses related to the settlement of $84 net of taxes of $45 in discontinued operations. During the fourth quarter of 2004 LCL recognized an additional gain related to the settlement of the remaining severance liability of $3,494, including a tax recovery of $797, in discontinued operations.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

The results of discontinued operations are as follows:

                                       THREE MONTHS ENDED            YEAR ENDED
                                          DECEMBER 31,              DECEMBER 31,
                                       ------------------   ----------------------------
                                           2004    2003      2004           2003
                                          ------   ----     ------   -------------------
(in thousands of Canadian dollars)                                   (Restated - Note 2)

Net income                                $   --    $--     $   --         $ 1,318
Gain/ (Loss) on settlement agreement       3,494     --      5,463              --
Loss on sale of assets (see below)            --     --         --            (460)
                                          ------    ---     ------         -------
                                          $3,494    $--     $5,463         $   858
                                          ======    ===     ======         =======

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                       AS AT
                                                    FEBRUARY 28
                                                        2003
                                                -------------------
                                                (Restated - Note 2)
Accounts receivable                                   $  2,653
Inventories                                             24,594
Overburden removal costs                                23,827
Capital assets                                          66,731
Other assets                                             1,823
                                                      --------
Total assets                                           119,628
                                                      --------

Bank overdraft                                           1,020
Accounts payable and accrued charges                    12,473
Asset retirement obligations                             6,892
Capital leases                                           2,189
Other liabilities                                        1,267
                                                      --------
Total liabilities                                       23,841
                                                      --------
Net assets related to discontinued operations         $ 95,787
                                                      ========

LOSS ON SALE OF ASSETS
Proceeds                                              $100,801
Overburden removal costs                               (23,827)
Capital assets                                         (66,731)
Other assets                                            (1,823)
Asset retirement obligations                             6,892
Capital leases                                           2,189
Other liabilities                                        1,267
Liabilities retained by LCL                            (12,138)
Taxes                                                   (6,346)
Selling expenses                                          (744)
                                                      --------
Loss on sale of assets                                $   (460)
                                                      ========

Under the terms and conditions of the sale agreement, LCL retained liabilities relating to severance, an under funded pension plan, and accrued reclamation costs in total of $12,138. Under the agreement reached on June 18, 2004 LCL transferred the reclamation liability for the Luscar mine to Elk Valley Coal Partnership. In the fourth quarter of 2004, Luscar recognized a gain on the settlement of the severance liability at the Luscar mine. LCL currently retains a liability relating to an under funded pension plan.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

Net cash flows relating to the discontinued operations presented on the statement of cash flows are detailed as follows:

                                                THREE MONTHS ENDED      YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31,
                                                ------------------   ---------------
                                                    2004   2003      2004     2003
                                                    ----   ----      ----   --------
(in thousands of Canadian dollars)

Operating activities                                 $--    $--      $948   $ 21,689
Investing Activities                                  --     --        --       (313)
Financing Activities                                  --     --        --    (21,889)
                                                     ---    ---      ----   --------
Cash flows related to discontinued operations        $--    $--      $948   $   (513)
                                                     ===    ===      ====   ========

The gain on settlement recorded during the fourth quarter 2004 of $3,494 (including a future tax recovery of $797) was a non-cash gain. Year to date net income of $5,463 included a non-cash gain of $6,047 and a future income tax recovery of $364 which resulted in cash used in operating activities of $948.

5.   REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations, and have been aggregated for the purpose of revenue reporting. Revenue from discontinued operations has been removed.

Disclosures with respect to export and domestic sales are as follows:

                                    THREE MONTHS ENDED   THREE MONTHS ENDED       YEAR ENDED          YEAR ENDED
                                     DECEMBER 31, 2004    DECEMBER 31, 2003   DECEMBER 31, 2004   DECEMBER 31, 2003
                                    ------------------   ------------------   -----------------   -----------------
                                       SALES                SALES               SALES               SALES
                                      REVENUE   TONNES     REVENUE   TONNES    REVENUE   TONNES    REVENUE   TONNES
                                     --------   ------    --------   ------   --------   ------   --------   ------
(in thousands of Canadian dollars
except volumes which are in
thousands of tonnes)

Export                               $ 24,439      523    $ 12,097      336   $ 74,033    1,454   $ 64,613    1,610
Domestic                              106,415    9,395     101,840    8,430    426,770   37,076    311,447   22,146
                                     --------    -----    --------    -----   --------   ------   --------   ------
                                     $130,854    9,918    $113,937    8,766   $500,803   38,530   $376,060   23,756
                                     ========    =====    ========    =====   ========   ======   ========   ======

Export coal sales are generally denominated in United States dollars.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue is as follows:

                                       THREE MONTHS ENDED    THREE MONTHS ENDED         YEAR ENDED             YEAR ENDED
                                       DECEMBER 31, 2004      DECEMBER 31, 2003      DECEMBER 31, 2004      DECEMBER 31, 2003
                                      -------------------   --------------------   --------------------   --------------------
                                       SALES    NUMBER OF     SALES    NUMBER OF     SALES    NUMBER OF     SALES    NUMBER OF
                                      REVENUE   CUSTOMERS    REVENUE   CUSTOMERS    REVENUE   CUSTOMERS    REVENUE   CUSTOMERS
                                      -------   ---------   --------   ---------   --------   ---------   --------   ---------
(in thousands of Canadian  dollars)

Major Customers                       $82,499       3        $57,117       2       $332,687       3       $237,909       2

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under Canadian government export receivables insurance programs or secured by letters of credit.

6.   LONG-TERM DEBT

                                                                    AS AT          AS AT
                                                                DECEMBER 31,   DECEMBER 31,
                                                                    2004           2003
                                                                ------------   ------------
Senior notes, at issue date                                       $429,660       $429,660
Cumulative foreign currency translation gain since issue date      (98,670)       (74,250)
                                                                  --------       --------
Senior notes, at balance sheet date                                330,990        355,410
9.625% promissory note, due December 30, 2004                           --         89,300
Less sinking fund                                                       --        (46,191)
                                                                  --------       --------
                                                                        --         43,109
Capital lease obligations                                           28,785          8,957
Pension deficit obligation                                           3,120          4,800
                                                                  --------       --------
Long-term debt                                                     362,895        412,276
Current portion of long-term debt                                   (7,796)       (46,342)
                                                                  --------       --------
                                                                  $355,099       $365,934
                                                                  ========       ========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which included accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility was split into two tranches, the Reclamation Letter of Credit ("LC") facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $50,609 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As at December 31, 2004, $12,000 in cash and $1,550 in letters of credit had been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes,

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

depreciation and amortization ("EBITDA"). The senior credit agreement was renewed January 31, 2005 under substantially the same terms.

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which included accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility was available to secure letters of credit. Interest rates payable or advances under the facility were based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA. In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and then replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal coal assets effective October 17, 2003, LEP and LCL assumed Sherritt Coal Acquisition Inc.'s senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permitted maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and then replaced February 4, 2004.

Capital leases for new equipment totaling $9,320 were entered into during the fourth quarter of 2004, and $23,799 during the year ended December 31, 2004 as part of the long-term mine support equipment agreement LCL entered into with Finning (Canada), a division of Finning International Inc. and Kramer Ltd., which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization.

Obligations under capital lease on specific mining equipment bear interest rates ranging from 4.6% to 6.6%. These capital leases mature between 2005 and 2009 and are repayable by blended monthly payments of principal and interest.

The pension deficit obligation relates to obligations under the Line Creek defined benefit pension plan, which was under funded at the date of sale from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5,200. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two installments of $1,040 were paid during the second quarter, after the finalization of the actuarial valuation.

7.   FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                THREE MONTHS ENDED        YEAR ENDED
                                                   DECEMBER 31,          DECEMBER 31,
                                               -------------------   -------------------
                                                 2004       2003       2004       2003
                                               --------   --------   --------   --------
(in thousands of Canadian dollars)

Foreign currency translation (gain) loss on:
Senior notes                                   $(16,582)  $(15,950)  $(24,420)  $(78,980)
US dollar cash balances                             206        136        751      1,650
Working capital balances                             (6)      (523)        26     (2,103)
                                               --------   --------   --------   --------
                                               $(16,382)  $(16,337)  $(23,643)  $(79,433)
                                               ========   ========   ========   ========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

8.   INTEREST EXPENSE

Interest expense (income) consists of the following:

                                                       THREE MONTHS ENDED       YEAR ENDED
                                                          DECEMBER 31,         DECEMBER 31,
                                                       ------------------   -----------------
                                                          2004      2003      2004      2003
                                                        -------   -------   -------   -------
(in thousands of Canadian dollars)

Senior notes                                            $ 8,077   $ 8,812   $34,803   $37,308
Promissory notes net of sinking fund interest income      1,414     1,055     5,655     7,775
Financial instruments                                        --       194        --      (240)
Capital leases                                              292        98       928       237
Reclamation security                                      1,318       882     3,917     2,239
Other interest expense                                      (49)      385        34       783
                                                        -------   -------   -------   -------
                                                         11,052    11,426    45,337    48,102
LEP promissory notes                                      8,305     7,149    34,340     7,149
Subordinated notes                                        2,401     2,402     9,605     9,606
                                                        -------   -------   -------   -------
                                                        $21,758   $20,977   $89,282   $64,857
                                                        =======   =======   =======   =======

9.   OTHER INCOME

Other income consists of the following:

                                                           THREE MONTHS ENDED                   YEAR ENDED
                                                              DECEMBER 31,                     DECEMBER 31,
                                                     ------------------------------   ------------------------------
                                                       2004             2003            2004             2003
                                                     --------   -------------------   --------   -------------------
(in thousands of Canadian dollars)                              (Restated - Note 2)              (Restated - Note 2)

Gain on settlement of promissory note                $(39,350)        $    --         $(39,350)       $(21,379)
Recovery of Crown royalties                                --            (280)              --          (1,460)
Net pension plan (recovery) expense                      (673)          1,319              281           1,725
Gain on disposal of assets                               (635)         (1,131)          (4,126)           (539)
Gain on settlement of asset retirement obligations     (6,239)           (406)          (7,642)           (192)
Distributions from Fording Canadian Coal Trust             --              --               --          (5,988)
Recovery of reclamation services                         (770)             --           (1,717)             --
Deferred exploration expense                              324           1,285            1,449           1,285
Insurance premium refund                                   --              --           (2,706)             --
Other expenses                                          1,451           3,320               89           3,058
                                                     --------         -------         --------        --------
                                                     $(45,892)        $ 4,107         $(53,722)       $(23,490)
                                                     ========         =======         ========        ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

10.  EMPLOYEE FUTURE BENEFITS

LCL sponsors defined benefit and defined contribution pension arrangements covering substantially all of its employees. The majority of its employees are members of defined contribution plans; however, unionized employees at two mines are members of active defined benefit pension plans. LEP has several other defined benefit pension plans, in which most members have elected to convert their entitlement to defined contribution plans. LEP uses actuarial reports and updates prepared by independent actuaries for funding and accounting purposes. LEP has no other retirement or post-employment benefits.

LCL's pension expense for the fourth quarter of 2004 was $1,475 and $5,901 year to date (2003 - $5,212 and $8,681, respectively). Total pension expense includes current service costs, interest costs, amortization, allowances and other costs; some of which are included in other income and others which are included in cost of sales.

11.  ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $147,987. LCL technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LCL has provided financial assurances of $50,609 in the form of letters of credit to satisfy current regulatory requirements.

The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                     YEAR ENDED         YEAR ENDED
                                                    DECEMBER 31,       DECEMBER 31,
                                                        2004               2003
                                                    ------------   -------------------
(in thousands of Canadian dollars)                                 (Restated - Note 2)
Asset retirement obligations, beginning of period     $108,338          $106,645
Additional liabilities incurred                         10,205            12,713
Accretion expense                                        7,104             6,888
Liabilities settled                                    (26,875)          (17,908)
Revisions in estimated cash flows                        1,511                --
                                                      --------          --------
Asset retirement obligations, end of period           $100,283          $108,338
Less current portion                                   (23,576)          (17,829)
                                                      --------          --------
                                                      $ 76,707          $ 90,509
                                                      ========          ========

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

(i)  Total undiscounted amount of the estimated cash flow - $147,987

(ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

(iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2004
                                   (Unaudited)

12.  RELATED PARTY TRANSACTIONS

                                                AS AT             AS AT
                                            DECEMBER 31,       DECEMBER 31,
                                                2004               2003
                                            ------------   -------------------
                                                           (Restated - Note 2)
Due to Luscar Energy Partnership               $43,305           $34,638
Due to Luscar Coal Income Fund                     245               245
Due to Sherritt International Corporation          402             1,236
                                               -------           -------
                                               $43,952           $36,119
                                               =======           =======

Periodically, LCL makes advances to or receives advances from related parties, including LEP and LCIF. Except as noted such advances are repayable upon demand and do not bear interest. On a continuing basis, LCL advances its surplus cash to LEP. As at December 31, 2004, LCL had a net receivable of $26,695 (December 31, 2003 - $35,362) less the $70,000 payable for the SCAI acquisition described in Note 4 for a total amount due to LEP of $43,305 (December 31, 2003 - $34,638).

At December 31, 2004, LCL had an amount owing to Sherritt of $402 (December 31, 2003 - $1,236) for administration services and other expenses.

At December 31, 2004, LCL had promissory notes due on demand to LEP in the amount of $298,605 (December 31, 2003 - $298,605). These notes are unsecured, non-interest bearing and have no fixed terms of repayment and therefore are treated as a current liability although LEP has not indicated that they intend to demand repayment within the next fiscal period.

13.  COMMITMENTS AND CONTINGENCIES

LCL is committed to future annual lease payments in respect of its operating leases for office space, equipment and vehicles. Minimum payments for the next five years are as follows:

(in thousands of Canadian dollars)
2005         $ 4,554
2006           4,278
2007           4,278
2008           4,278
2009           1,817
Thereafter        --
             -------
             $19,205
             =======

Additionally, LEP is committed to the acquisition under capital lease of equipment worth $3,793, which arrived in January 2005, for which the option to cancel expired in November 2004.

14.  COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.